Exhibit 10.27

SEPARATION AGREEMENT AND RELEASE

[To be signed after Employee’s last day of employment]

          This Separation Agreement and Release (“Agreement”) is entered into between Cathy Hall (“Employee”), and Select Comfort Corporation, along with its subsidiaries, successors, assigns, affiliates, parent and predecessor companies, and its present owners, directors, officers, employees and stockholders (the “Company”).

RECITALS

          A.           Employee’s employment with the Company terminated effective October 10, 2008 (the “Separation Date”).

          B.           The parties wish to enter into this Agreement to fully and finally resolve all matters between them as set forth herein.

AGREEMENT

           In consideration of the above recitals and the promises set forth in this Agreement, the parties agree as follows:

          1.        Employee’s Claims. “Employee’s Claims” means all rights to be paid or given anything by the Company, including overtime pay, Paid Time Off, expense reimbursements, back pay, front pay, reinstatement, compensatory damages, liquidated damages, punitive damages, attorneys’ fees, costs, or interest, based on any claims related to Employee’s employment with the Company or the termination of that employment, for:

          a.           alleged wrongful discharge, breach of contract, breach of a covenant of good faith and fair dealing, fraud or misrepresentation, defamation, infliction of emotional distress, assault, battery, invasion of privacy, interference with contractual or business relationships, violation of any the Company policy or practice, and any other claims arising under the common law of any state; or

          b.           alleged unlawful discrimination, harassment, or retaliation, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation including, without limitation, claims under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), the Age Discrimination in Employment Act (“ADEA”), the Minnesota Human Rights Act (“MHRA”), 42 U.S.C. § 1981 (“Section 1981”), Minn. Stat. § 181.81, the South Carolina Human Affairs Law, the Utah Antidiscrimination Act, the Employee Retirement Income Security Act (“ERISA”), the Family and Medical Leave Act (“FMLA”), the Equal Pay Act, the Worker Adjustment and Retraining Notification Act (“WARN”), the Fair Credit Reporting Act, the Fair Labor Standards Act, the National Labor Relations Act, the Older Workers

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Benefit Protection Act (“OWBPA”), whistleblower protection laws, and workers’ compensation non-interference or non-retaliation statutes such as Minn. Stat. § 176.82.

          2.        Severance Benefits. As a result of Employee’s separation from employment and in exchange for signing this Agreement and releasing Employee’s Claims, Employee will receive the following Severance Benefits from the Company:

          a.           Separation Pay. The Company will pay Employee a total of Three Hundred Fifty-six Thousand Six Hundred Forty-six Dollars ($356,646.00) which is approximately one times employee’s base salary as of the Separation Date, plus one times employee’s 2008 target bonus, plus a pro rata portion of employee’s 2008 target bonus less relocation incentive repayment (as agreed to per attached relocation addendum). The Separation Pay will be paid to Employee in a lump sum on the first regular payroll date after expiration of the Rescission Period, which is defined below. Separation payments made under this Agreement shall be treated as taxable income, and subject to withholdings to the extent required by law.

          b.           Benefits Continuation. Except as otherwise provided below, for twelve (12) months following the Separation Date, if Employee elects to continue coverage under the Company’s group medical or dental plan for Employee and Employee’s dependents under COBRA, and if Employee timely executes all documents necessary to make such election, the Company will reimburse Employee an amount equal to the difference between the amount Employee pays for such continued coverage each week and the amount paid by an active, full-time employee in each such week for the same level of coverage elected by Employee. The Company’s obligations under this paragraph shall immediately cease, however, on (i) the date on which Employee’s eligibility for COBRA continuation coverage ends or (ii) the date on which Employee becomes eligible to participate in another group medical plan, due to reemployment or otherwise, whether or not Employee elects to participate in such plan and whether or not such plan provides comparable benefits or includes limitations or exclusions (unless such other group medical plan contains a pre-existing condition exclusion that affects the Employee’s coverage under such plan). Further, the Company’s obligations under this paragraph are subject to Employee providing, to the satisfaction of the Company, proof of COBRA election and proof of payment of premiums by Employee.

          c.           Outplacement Assistance. The Company will assist Employee in Employee’s career transition by paying for up to twelve (12) months of outplacement services from a consultant to be selected by the Company. Such payments will be made directly to the consultant by the Company.

Employee agrees that the benefits described above constitute sufficient compensation for all of Employee’s promises contained in this Agreement, including

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Employee’s Release of Claims set forth below. Employee understands that Employee will not receive any of the Severance Benefits described above if Employee exercises the right of rescission described below.

          3.        Release of Employee’s Claims. Employee agrees that the Severance Benefits Employee will receive are in addition to anything of value that Employee would be entitled to receive from the Company if Employee did not sign this Agreement. In exchange for the Severance Benefits, and by signing this Agreement, Employee agrees to waive all of Employee’s Claims. Employee will not bring any lawsuits against the Company, or make any demands against the Company for compensation or damages, based on Employee’s Claims. The Severance Benefits Employee is receiving in exchange for signing this Agreement are fair payment for the release of Employee’s Claims. However, Employee’s release does not include, and Employee is not waiving, any Claims that the law does not allow to be waived, or any claims that may arise after the date on which Employee signs this Agreement.

          Employee’s release does not limit Employee’s right to file a charge under Title VII, ADEA, ADA, Section 1981 or any other civil rights statute, regulation, or ordinance, or Employee’s right to participate in an investigation or proceeding conducted by the EEOC or other Federal, state or local anti-discrimination agency. However, Employee agrees that if Employee signs this Agreement and such a charge or a lawsuit is brought in Employee’s name before any such government agency, Employee will not be able to recover money or other damages for any of Employee’s Claims.

4. Paid Time Off. Regardless of whether Employee signs this Agreement, the Company will pay Employee for all Paid Time Off (“PTO”) that Employee has earned but not used as of the Separation Date.

          5.        No Other Benefits. Employee understands that except for those items of compensation and benefits specifically described in this Agreement, after the Separation Date, Employee shall receive no other benefits and shall no longer participate in any of the Company’s benefit plans, except as required under state and federal benefit continuation laws. All of Employee’s rights under such plans shall be governed by the terms of such plans.

6. Restrictions.

          a.           Confidentiality. Employee agrees that this Agreement and all of its terms shall remain completely confidential, and that Employee will not share them with anyone, either before or after Employee signs this Agreement, except that Employee may reveal the terms of this Agreement to Employee’s accountants or other financial advisors, legal counsel, and spouse or domestic partner, if these individuals agree to be bound by the terms of this provision, to appropriate governmental agencies, and as required by law.

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          b.           Nondisparagement. Employee agrees that Employee will not, directly or indirectly, at any time, make any defaming or disparaging remark, either oral or in writing, regarding the Company, its products or services, or any of its employees, officers, directors, affiliates or agents, either individually or in any representative capacity. Employee further agrees not to foment, encourage, incite or assist any claims, complaints or protests of any kind by any third party against the Company or any of its employees, officers, directors, affiliates or agents. In the event that Employee receives a subpoena from a party other than the Company, Employee shall promptly notify the Company and provide it with a copy of the subpoena so that the Company has an opportunity to seek to quash or otherwise respond to the subpoena.

          c.           Damages for Violation of Confidentiality and Nondisparagement Provisions. Employee acknowledges and agrees that the Confidentiality and Nondisparagement provisions of this Agreement are significant inducements for the Company to enter into this Agreement, and that any violation of either of these provisions by Employee would irreparably harm the Company in ways that cannot be measured. In the event of any such violation, the Company shall be entitled to bring a legal action for appropriate equitable relief as well as damages, including recovery of its reasonable attorneys’ fees and costs from Employee.

          d.           Cooperation in Transition. Employee agrees to continue to devote Employee’s best efforts to the performance of Employee’s duties and to assist the Company in transitioning Employee’s work to other employees. If the Company believes, it its discretion, that Employee is not complying with this paragraph, the Company has the right to revoke the offer set forth in this Agreement and Employee will not be entitled to the Severance Benefits.

          7.        Opportunity to Consider and Seek Advice. Employee has been advised by the Company to consult with an attorney prior to signing this Agreement. Employee further understands that Employee has twenty-one (21) days from the date on which Employee receives this Agreement, not counting the day on which Employee receives it, to consider whether or not to sign it (“Consideration Period”). Employee may sign this Agreement earlier if Employee wishes; provided, however, that Employee may not sign this Agreement prior to the Separation Date. Employee agrees that if Employee signs this Agreement before the end of the Consideration Period, it will be Employee’s voluntary decision to do so because Employee decided Employee did not need additional time to decide whether to sign this Agreement.

          8.        Opportunity to Rescind. Employee understands that he may rescind or cancel this Agreement within fifteen (15) days after the date on which he signs it, not counting the day upon which he signs it (“Rescission Period”). This Agreement will not become effective or enforceable unless and until the 15-day Rescission Period has expired without Employee revoking the Agreement.

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          9.        Procedure for Accepting or Revoking the Agreement. To accept the terms of this Agreement, Employee must deliver it, after signing and dating it, to the Company by hand or by mail within the Consideration Period. To rescind the release of Employee’s Claims, Employee must deliver a written, signed statement that Employee revokes or cancels Employee’s acceptance to the Company by hand or by mail within the 15-day Rescission Period. All deliveries must be made to the Company at the following address:

Lisa Eull
Director, Benefits
Select Comfort Corporation
9800 59th Avenue North
Minneapolis, MN 55442

If Employee chooses to deliver Employee’s acceptance of this Agreement or rescission of the release of Employee’s Claims by mail, it must be:

a.	postmarked within the period stated above;

b.	properly addressed to the Company at the address stated above; and

c.	sent by certified mail.

          10.        Return of Property. Employee certifies that Employee has returned the originals and all copies of all Company files, documents, software, hardware, keys, credit cards, office equipment, and all other property of the Company in Employee’s possession or under Employee’s control. If Employee finds any Company property after Employee signs this Agreement, Employee agrees to return the property to the Company promptly.

          11.        Non-Admission. The Company denies that it has violated any legal obligation or engaged in any wrongdoing, and nothing in this Agreement is intended to be, nor will be deemed to be, an admission of liability by the Company or a waiver of any defense.

          12.        Entire Agreement. Except for the Employee Inventions, Confidentiality and Non-compete Agreement signed on November 1, 2007 (copy enclosed), this Agreement contains the entire agreement between the parties and replaces any and all oral and written agreements and communications between the parties regarding the subject matter addressed in this Agreement. Employee acknowledges that Employee has not relied upon any representation or statement made by the Company or by any of the Company’s agents, attorneys or representatives with regard to the subject matter, scope or effect of this Agreement or otherwise, other than those specifically stated in this Agreement.

13. Invalidity. In case any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable in any respect, the validity, legality and

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enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired.

          14.        Voluntary and Knowing Action. Employee acknowledges that Employee has had the opportunity to consult with counsel of Employee’s choosing, has read and understood the terms of this Agreement, and is voluntarily entering into this Agreement to resolve all of Employee’s Claims.

          15.        Governing Law. Employee understands that Minnesota law governs this Agreement. Employee agrees that any dispute relating to this Agreement will be subject to the jurisdiction of the state and federal courts located within the State of Minnesota, Hennepin County, and that venue there is proper.

16. Binding and Enforceable Agreement. The Parties acknowledge that they have entered into this Agreement intending it to be legally binding and enforceable.

Dated: October 22, 2008	/s/ Cathy Hall
Cathy Hall

Dated: October 24, 2008	SELECT COMFORT CORPORATION

/s/ Scott Peterson
By:	Scott Peterson
Its:	Senior Vice President, Human Resources

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